IMPAC FUNDING CORPORATION
                                 MASTER SERVICER
                                IMH ASSETS CORP.
                                     COMPANY
                          IMPAC CMB TRUST SERIES 2003-4
                COLLATERALIZED ASSET-BACKED BONDS, SERIES 2003-4

          ____________________________________________________________

                         Supplement dated April 14, 2003
                                       to
                   Prospectus Supplement dated March 28, 2003
                                       to
                         Prospectus dated March 28, 2003

Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the prospectus supplement dated March 28, 2003.

         The tables on page S-78 shall be deleted in their entirety and replaced with the following:


                                                                                            REMAINING TERM
   LOAN        LOAN         PRINCIPAL          MORTGAGE      NET MORTGAGE        AGE         TO MATURITY
  NUMBER       GROUP         BALANCE             RATE            RATE        (IN MONTHS)     (IN MONTHS)                INDEX
  ------       -----         -------             ----            ----        -----------     -----------                -----
     1           1       $ 64,820,000          6.165334%         5.633809%        1              359                 6 Mth LIBOR
     2           1         67,416,000          5.382563          4.892930         1              359                 6 Mth LIBOR
     3           1         76,466,000          6.673062          6.022395         1              359                 6 Mth LIBOR
     4           1         20,162,000          6.015466          5.573178         1              359                 6 Mth LIBOR
     5           1          9,709,000          5.286746          4.774221         1              359                 6 Mth LIBOR
     6           1          1,826,000          5.650169          5.234719         1              359                 6 Mth LIBOR
     7           1         17,782,000          5.520195          5.104745         1              359                 6 Mth LIBOR
     8           1         11,819,000          5.417040          5.001590         1              359                 6 Mth LIBOR
     9           2          4,698,536          5.441310          5.150860         1              359                 6 Mth LIBOR
    10           2          8,120,946          5.822962          5.532512         1              357                 6 Mth LIBOR
    11           3          4,860,198          7.781031          7.467447         1              179                     N/A
    12           3         25,427,274          6.211169          5.900541         1              179                     N/A
    13           3        269,716.554          6.858665          6.530765         1              358                     N/A

                                        MONTHS TO       MONTHS
                                        NEXT RATE    BETWEEN RATE                  SUBSEQUENT      MAXIMUM
   LOAN       LOAN                     ADJUSTMENT     ADJUSTMENT    INITIAL RATE  PERIODIC RATE    MORTGAGE       MINIMUM
  NUMBER      GROUP    GROSS MARGIN       DATE           DATES           CAP           CAP           RATE       MORTGAGE RATE
  ------      -----    ------------       ----           -----           ---           ---           ----       -------------
     1          1        3.042471%          5              6          1.029667%     1.029667%     12.251781%      3.240172%
     2          1        2.754248           5              6          1.000000      1.000000      11.382563       2.754248
     3          1        3.559946          23              6          3.000000      1.012544      12.637727       4.359298
     4          1        3.350247          23              6          3.000000      1.000000      11.976208       3.800387
     5          1        2.979714          35              6          3.000000      1.000000      11.563710       3.677378
     6          1        2.978873          35              6          3.000000      1.000000      11.650169       2.978873
     7          1        3.155263          59              6          3.000000      1.000000      11.146530       4.019941
     8          1        3.203052          59              6          3.000000      1.000000      11.291504       3.752055
     9          2        2.762062          35              6          5.000000      1.000000      10.441310       5.441310
    10          2        2.991532          59              6          5.000000      1.000000      10.822962       5.822962
    11          3           N/A            N/A            N/A            N/A           N/A           N/A             N/A
    12          3           N/A            N/A            N/A            N/A           N/A           N/A             N/A
    13          3           N/A            N/A            N/A            N/A           N/A           N/A             N/A

     Clauses (ii) and (iii) under "Description of the Bonds--Overcollateralization Provisions--Group 3 Loans" on page S-93 shall be deleted in their entirety and replaced with the following:

     (ii) to the holders of the Class 3-M-1, Class 3-M-2 and Class 3-B-1 Bonds, in that order, in an amount equal to the Allocated Realized Loss Amount for such Bonds;

     (iii) to the Bond Insurer, the aggregate of all payments, if any, made by the Bond Insurer under the Bond Insurance Policy with respect to the Class 1-A-1 Bonds and Class 2-A-1 Bonds, including interest thereon, and any other amounts due to the Bond Insurer pursuant to the Insurance Agreement, to the extent not previously paid or reimbursed;

     The definition of "Group 2 Overcollateralization Target Amount" and "Prepayment Assumption" under "Glossary" on pages S-120 and S-124, respectively, shall be deleted in their entirety and replaced with the following:

GROUP 2 OVERCOLLATERALIZATION TARGET AMOUNT - With respect to any payment date prior to the Group 2 Stepdown Date, 12.50% of the Group 2 Cut-off Date Balance. With respect to any payment date on or after the Group 2 Stepdown Date, the greatest of (i) 25.00% of the aggregate Stated Principal Balance of the Group 2 Loans as of the end of the related Due Period, (ii) 0.50% of the Group 2 Cut-off Date Balance, and (iii) two times the excess of (1) 50% of the aggregate Stated Principal Balance of the Group 2 Loans 90 or more days delinquent (including for this purpose any such mortgage loans in bankruptcy or foreclosure and mortgage loans with respect to which the related mortgaged property has been acquired by the trust) as of the end of the related Due Period over (2) four times the related Net Monthly Excess Cashflow for the Group 2 Loans for such Payment Date (calculated without regard to the related Overcollateralization Release Amount); provided however, that on or after the Group 2 Stepdown Date, if a Trigger Event for the Group 2 Loans is in effect, the Group 2 Overcollateralization Target Amount will be equal to such amount on the previous payment date.

PREPAYMENT ASSUMPTION - A Prepayment Assumption of 100% assumes, (i) with respect to the Group 1 Loans, 30% CPR, (ii) with respect to the Group 2 Loans, that the outstanding balance of a pool of mortgage loans prepays at a rate of 0% CPR for the first twelve months, 10% CPR for the second twelve months, 15%

CPR for the third twelve months, 25% CPR for the fourth twelve months, and 30% CPR thereafter and (iii) with respect to the Group 3 Loans, a Prepayment Assumption of 100% assumes that the outstanding balance of a pool of mortgage loans prepays at a rate of 4% CPR in the first month, such rate increasing by an additional approximate 0.824% CPR each month thereafter through the eighteenth month, and such rate remaining constant at 18% CPR thereafter.

COUNTRYWIDE SECURITIES CORPORATION                                   UBS WARBURG
                                  UNDERWRITERS